May 7, 2001

Contacts:
Bridget Mason, UMB Financial Corporation
816/860-5644 or bridget.mason@umb.com

Alyson Riley, State Street Corporation
617/664-6437 or ariley@statestreet.com

UMB BANK ACQUIRES STATE STREET'S ST. LOUIS CORPORATE TRUST BUSINESS

       St. Louis, Mo. - UMB Bank, n.a., announced today that it has closed on the transaction to acquire State Street Corporation's St. Louis-based corporate trust business, as announced in March 2001. The business will be operated under the name UMB Bank and Trust, n.a. This transaction will enhance UMB Bank's position as one of the premier full-service corporate trust service providers in the Midwest. State Street, one of the nation's five largest providers of corporate trust services, with offices in Boston, Hartford, Los Angeles and New York, will continue to offer trust services to its large client base. Terms of the agreement were not disclosed.

        "We're very excited about this growth because it will enhance our corporate trust position in a key UMB market," said R. Crosby Kemper III, chairman and CEO of UMB Financial Corporation and its lead bank, UMB Bank, n.a. "By combining the prowess of these two well-established corporate trust services providers in the Midwest, we'll be able to offer clients even better service."

About UMB Bank:

        UMB Bank, n.a., is a wholly owned subsidiary of UMB Financial Corporation (UMBF), a $7.3 billion multi-bank holding company headquartered in Kansas City, Mo., offering complete banking and related financial services to both individual and business customers. The Company owns and operates 170 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma and Nebraska. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include a trust management company in South Dakota and single-purpose companies that deal with brokerage services, consulting services, leasing, venture capital and insurance.